Exhibit 99.3

Unaudited pro forma condensed combined financial statements

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and Imugen’s historical financial statements, as adjusted to give effect to the July 1, 2016 acquisition of Imugen. The unaudited condensed combined balance sheet as of June 30, 2016 gives effect to the acquisition of Imugen as if it had occurred on June 30, 2016. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 give effect to the acquisition of Imugen as if it had occurred on January 1, 2015.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and Imugen’s historical financial information included herein.

The pro forma adjustments are based upon the best available information and certain assumptions that the Company believes to be reasonable. There can be no assurance that the final allocation of the purchase price and the fair values will not materially differ from the preliminary amounts reflected in the pro forma condensed combined financial statements. Adjustments included in the pro forma condensed combined financial statements are based on items that are factually supportable and directly attributable to the acquisition, and for the purposes of the pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results. The pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the enlarged group will experience after the completion of the acquisition. The pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits from the acquisition including potential synergies that may be derived in future periods.

Oxford Immunotec Global PLC
Unaudited pro forma condensed combined balance sheet
As of June 30, 2016

(in thousands, except per share information)	Oxford Immunotec historical	Imugen historical	Pro forma adjustments	Notes	Pro forma combined
Assets
Current assets:
Cash and cash equivalents	$63,965	$1,492	$(23,692)	(a)	$41,765
Accounts receivable, net	9,742	2,121	(2,121)	(a)	9,742
Inventory, net	8,641	—	—		8,641
Prepaid expenses and other assets	2,647	163	(163)	(a)	2,647
Total current assets	84,995	3,776	(25,976)		62,795
Restricted cash, non-current	80	—	—		80
Property and equipment, net	6,561	375	501	(b)	7,437
In-process research and development	1,814	—	9,200	(c)	11,014
Goodwill	46	—	2,424	(d)	2,470
Other intangible assets, net	143	—	9,700	(c)	9,843
Other assets	19	7	(7)	(a)	19
Total assets	$93,658	$4,158	$(4,158)		$93,658

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,567	$337	$(337)	(a)	$2,567
Accrued liabilities	8,751	1,073	(1,073)	(a)	8,751
Deferred income	92	—	—		92
Current portion of loans payable	81	—	—		81
Total current liabilities	11,491	1,410	(1,410)		11,491
Long-term portion of loans payable	344	—	—		344
Contingent purchase price consideration	1,428	—	—		1,428
Total liabilities	13,263	1,410	(1,410)		13,263
Shareholders’ equity:
Ordinary shares	243	212	(212)	(e)	243
Additional paid-in capital	246,504	—	—		246,504
Accumulated (deficit) earnings	(159,802)	2,536	(2,536)	(e)	(159,802)
Accumulated other comprehensive loss	(6,550)	—	—		(6,550)
Total shareholders’ equity	80,395	2,748	(2,748)		80,395
Total liabilities and shareholders’ equity	$93,658	$4,158	$(4,158)		$93,658

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Oxford Immunotec Global PLC
Unaudited pro forma condensed combined statements of operations
Six months ended June 30, 2016

(in thousands, except per share information)	Oxford Immunotec historical	Imugen historical	Pro forma adjustments	Notes	Pro forma combined
Revenue:
Product	$17,431	$—	$—		$17,431
Service	18,833	5,306	—		24,139
Total revenue	36,264	5,306	—		41,570
Cost of revenue:
Product	6,805	—	—		6,805
Service	9,966	3,864	228	(b)(c)	14,058
Total cost of revenue	16,771	3,864	228		20,863
Gross profit	19,493	1,442	(228)		20,707
Operating expenses:
Research and development	6,417	133	—		6,550
Sales and marketing	17,871	50	134	(c)	18,055
General and administrative	9,734	1,385	(475)	(f)	10,644
Total operating expenses	34,022	1,568	(341)		35,249
(Loss) income from operations	(14,529)	(126)	113		(14,542)
Interest expense, net	(34)	1	—		(33)
Foreign exchange gains	1,237	—	—		1,237
Other (expense) income	(137)	(249)	249	(f)	(137)
(Loss) income before income taxes	(13,463)	(374)	362		(13,475)
Income tax expense (benefit)	32	386	(386)	(g)	32
Net (loss) income	$(13,495)	$(760)	$748		$(13,507)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.60)				$(0.61)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,318,019				22,318,019

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Oxford Immunotec Global PLC
Unaudited pro forma condensed combined statements of operations
Year ended December 31, 2015

(in thousands, except per share information)	Oxford Immunotec historical	Imugen historical	Pro forma adjustments	Notes	Pro forma combined
Revenue:
Product	$30,207	$—	$—		$30,207
Service	32,575	11,194	—		43,769
Total revenue	62,782	11,194	—		73,976
Cost of revenue:
Product	13,297	—	—		13,297
Service	16,247	6,628	450	(b)(c)	23,325
Total cost of revenue	29,544	6,628	450		36,622
Gross profit	33,238	4,566	(450)		37,354
Operating expenses:
Research and development	11,002	1,106	—		12,108
Sales and marketing	30,402	100	270	(c)	30,772
General and administrative	16,010	2,564	(2)	(b)	18,572
Total operating expenses	57,414	3,770	268		61,452
(Loss) income from operations	(24,176)	796	(718)		(24,098)
Interest expense, net	(67)	(7)	—		(74)
Foreign exchange losses	(143)	—	—		(143)
Other income	54	—	—		54
(Loss) income before income taxes	(24,332)	789	(718)		(24,261)
Income tax expense (benefit)	146	(85)	85	(g)	146
Net (loss) income	$(24,478)	$874	$(803)		$(24,407)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(1.12)				$(1.12)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	21,781,933				21,781,933

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Oxford Immunotec Global PLC

Notes to unaudited pro forma condensed combined financial statements

1. Description of transaction

On July 1, 2016, Oxford Immunotec Global PLC, or the Company, completed its acquisition, or the acquisition, of Imugen, Inc., or Imugen, pursuant to the acquisition agreement, dated June 23, 2016, by and among the Company and Imugen, or the acquisition agreement. Pursuant to the terms of the acquisition agreement, the Company purchased substantially all of the assets of Imugen for an aggregate purchase price of $22.2 million in cash. A portion of the purchase price has been placed in escrow to serve as security for potential indemnification claims.

2. Basis of presentation

The accompanying unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the Company and Imugen on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of Imugen by the Company.

The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and Imugen’s historical financial statements, as adjusted to give effect to the July 1, 2016 acquisition of Imugen. The unaudited pro forma condensed combined balance sheet as of June 30, 2016 gives effect to the acquisition of Imugen as if it had occurred on June 30, 2016. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 give effect to the acquisition of Imugen as if it had occurred on January 1, 2015.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting, in accordance with ASC 805, “Business Combinations,” which requires, among other things, that the purchase price paid by the Company in connection with the acquisition be allocated to identifiable assets acquired based on the respective estimated fair values as of the acquisition date. The excess of the purchase price over the estimated fair values of the underlying identifiable assets acquired has been allocated to goodwill.

The process for estimating fair values in many cases requires the use of significant estimates, assumptions and judgments, including determining the timing and estimates of future cash flows and developing appropriate discount rates. The Company has engaged an independent third-party valuation firm to assist in determining the preliminary estimated fair values of identifiable intangible assets. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values using currently available information and certain assumptions, the actual amounts recorded may differ materially if additional information becomes available. The Company will finalize the purchase price allocation as soon as practicable within the measurement period, but not later than one year following the acquisition date. Acquisition related transaction costs are not included as a component of the purchase price and are expensed as incurred.

3. Preliminary purchase price allocation

The acquisition of Imugen was accounted for under the acquisition method of accounting and the purchase price allocation was provisionally prepared during the third quarter of 2016. While the Company is close to finalization of the purchase price accounting, it has recorded provisional amounts for all of the assets acquired, based upon their estimated fair values at the date of the acquisition. These provisional amounts may be adjusted as necessary during the measurement period (up to one year from the acquisition date) while the accounting is finalized. Total consideration for the acquisition was $22.2 million in cash, which included a portion of the purchase price that has been placed in escrow to serve as security for potential indemnification claims. The Company paid approximately $475,000 in transaction costs associated with this transaction, which is included in general and administrative expense in the statement of operations for the six months ended June 30, 2016.

The following table summarizes the preliminary allocation of the purchase price as of the acquisition date (in thousands):

Assets acquired:
Property and equipment	$876
In-process research and development	9,200
Identifiable intangible assets	9,700
Total assets acquired	19,776
Add: Goodwill	2,424
Total consideration transferred	$22,200

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in fair values of property and equipment and changes in allocations to intangible assets.

On the date of the acquisition, the fair value of intangible assets acquired (in-process research and development, trademarks, trade names, technology and customer relationships) was determined to be $18.9 million using primarily the excess earnings method with significant inputs, including estimates of the timing and cost required for product approval, revenue growth, gross margin, operating expenses and a discount rate of approximately 22%, that are not observable. We consider these intangible assets to be Level 3 fair value assets due to the significant estimates and assumptions used by management in establishing the estimated fair value.

Goodwill of approximately $2.4 million represents the excess of the purchase price of the acquired business over the fair value of the underlying net tangible and identifiable intangible assets and represents the expected synergistic benefits of the transaction, which relate to an increase in future revenues for the Company as a result of leveraging Imugen’s systems and expertise of its employees. The goodwill is also related to the knowledge and experience of the workforce in place.

4. Reclassification adjustments

Certain reclassifications have been made to the historical presentation of Imugen to conform to the financial statement presentation of the Company used in the unaudited pro forma condensed combined financial statements. They include the following:

Unaudited pro forma condensed combined balance sheet as of June 30, 2016

●	$375,000 has been reclassified from net furniture and equipment held for sale under current assets to property and equipment, net for the net furniture and equipment held for sale of Imugen.

●	$7,000 has been reclassified from security deposit to other assets.

●	$6,000 has been reclassified from state tax payable to accrued liabilities.

●	$35,000 has been reclassified from deferred rent, current portion to accrued liabilities.

●	$76,000 has been reclassified from deferred state taxes to accrued liabilities.

●	$212,000 has been reclassified from common stock to ordinary shares.

Unaudited pro forma condensed combined statements of operations

●     Approximately $50,000 and $100,000 has been reclassified from general and administrative expense to sales and marketing expense for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively.

●     $133,000 has been reclassified from cost of revenue to research and development expense for the six months ended June 30, 2016. For the year ended December 31, 2015, $1,744,000 has been reclassified from cost of revenue, with $1,106,000 going to research and development expense and $638,000 going to general and administrative expense.

5. Pro forma adjustments

Pro forma adjustments are based on the Company’s preliminary estimates and assumptions, and are subject to change. The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

(a)	Reflects adjustment for the payment of $22.2 million in cash for the acquisition and elimination of assets and liabilities that were excluded from the transaction.

(b)

Reflects adjustment of historical property and equipment acquired by the Company to estimated fair values. As part of the preliminary valuation analysis, the Company identified the below summarized property and equipment. The fair value of property and equipment was determined primarily using the depreciated replacement cost approach. The allocation of the purchase price is preliminary based on information available as of the date of the unaudited pro forma condensed combined financial information.

The following table summarizes the estimated fair values of Imugen’s property and equipment and their estimated useful lives and uses a straight line method of depreciation ($ in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Annual 2015 Depreciation Expense	Six months ended June 30, 2016 Depreciation Expense
Laboratory equipment	$656	5	$131	$66
Leasehold improvements	45	4	11	6
Office equipment, furniture and fixtures	173	5	35	17
Software	2	1	2	—
	$876		179	89
Historical depreciation expense			190	91
Pro forma adjustments			$(11)	$(2)

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of property and equipment would cause a corresponding increase or decrease in the balance of annual depreciation expense of approximately $14,000, assuming an overall weighted-average useful life of 5 years.

(c)

Reflects the recording of intangible assets acquired by the Company at their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including trademarks, trade names, technology and customer relationships. The fair value of identifiable intangible assets is determined primarily using the excess earnings method, with significant inputs, including estimates of the timing and cost required for product approval, revenue growth, gross margin, operating expenses and a discount rate of approximately 22%. The allocation of the purchase price is preliminary based on information available as of the date of the unaudited pro forma condensed combined financial information.

The following table summarizes the estimated fair values of Imugen’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization ($ in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Annual 2015 Amortization Expense	Six months ended June 30, 2016 Amortization Expense
Trademarks/trade names (1)	$1,900	16	$119	$60
Technology – clinical (1)	5,100	15	340	170
In-process research and development	9,200	Indefinite	N/A	N/A
Customer relationships (2)	2,700	10	270	134
	$18,900		$729	$364
(1) Included in cost of revenue - service.
(2) Included in sales and marketing expense.

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $33,000, assuming an overall weighted-average useful life of 14 years.

(d)

Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Imugen’s identifiable assets acquired as shown in Note 3. Preliminary purchase price allocation.

(e)	Reflects the elimination of the historical equity of Imugen.

(f)

Reflects the elimination of acquisition-related costs included in the historical financial statements ($475,000 in general and administrative expenses for the Company and $249,000 in other expenses for Imugen) but not expected to have a continuing impact on the results of the combined entity.

(g)	Reflects the elimination of tax expense (benefit) incurred by Imugen prior to acquisition, but not expected to have a continuing impact on the results of the combined entity.